Exhibit 99.1

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Fourth Quarter and Full Year 2018 Results

Chicago - February 13, 2019 - Equity Commonwealth (NYSE: EQC) today reported its financial results for the quarter and year ended December 31, 2018. All per share results are reported on a diluted basis.

Financial results for the quarter ended December 31, 2018
Net income attributable to common shareholders for the quarter ended December 31, 2018 was $13.4 million, or $0.11 per share. This compares to net loss attributable to common shareholders for the quarter ended December 31, 2017 of $23.6 million, or $0.19 per share. The increase in net income was primarily due to lower losses from property sales, an increase in interest and other income, and a decrease in interest expense.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2018, were $25.6 million, or $0.21 per share. This compares to FFO for the quarter ended December 31, 2017 of $24.0 million, or $0.19 per share. The following items impacted FFO for the quarter ended December 31, 2018, compared to the corresponding 2017 period:

•	($0.12) per share from properties sold;

•	$0.06 per share of increase in interest and other income;

•	$0.05 per share of interest expense savings;

•	$0.02 per share of general & administrative expense savings; and

•	$0.01 per share of income from same properties.

Normalized FFO for the quarter ended December 31, 2018 was $25.5 million, or $0.21 per share. This compares to Normalized FFO for the quarter ended December 31, 2017 of $22.6 million, or $0.18 per share. The following items impacted Normalized FFO for the quarter ended December 31, 2018, compared to the corresponding 2017 period:

•	($0.12) per share from properties sold;

•	$0.06 per share of increase in interest income;

•	$0.05 per share of interest expense savings;

•	$0.02 per share of general & administrative expense savings; and

•	$0.02 per share from same properties.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

For the quarter ended December 31, 2018, the company’s balance of cash and marketable securities was $2.7 billion, or $21 per share. Total debt outstanding as of December 31, 2018 was $275 million.

The weighted average number of diluted common shares outstanding used for calculating net income or loss per share for the quarter ended December 31, 2018 was 123,375,686 shares, compared to 124,293,289 for the quarter ended December 31, 2017.

Same property results for the quarter ended December 31, 2018
The company’s same property portfolio at the end of the quarter consisted of 10 properties totaling 5.1 million square feet. Operating results were as follows:

•	The same property portfolio was 94.8% leased as of December 31, 2018, compared to 93.7% as of September 30, 2018, and 90.6% as of December 31, 2017;

•	The same property portfolio commenced occupancy was 91.2% as of December 31, 2018, compared to 90.8% as of September 30, 2018, and 86.4% as of December 31, 2017;

•	Same property net operating income (NOI) increased 7.3% when compared to the same period in 2017;

•	Same property cash NOI increased 8.4% when compared to the same period in 2017;

•	The company entered into leases for approximately 173,000 square feet, including renewal leases for approximately 93,000 square feet and new leases for approximately 80,000 square feet;

•	GAAP rental rates on new and renewal leases were 22.5% higher compared to prior GAAP rental rates for the same space; and

•	Cash rental rates on new and renewal leases were 10.0% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from October 1, 2017 through December 31, 2018.

Financial results for the year ended December 31, 2018
Net income attributable to common shareholders for the year ended December 31, 2018 was $264.8 million, or $2.15 per share. This compares to net income attributable to common shareholders for the year ended December 31, 2017 of $21.7 million, or $0.17 per share. The increase in net income was primarily due to gains from property sales, a decrease in interest expense, and an increase in interest and other income.

FFO for the year ended December 31, 2018 was $73.4 million, or $0.59 per share. This compares to FFO for the year ended December 31, 2017 of $115.4 million, or $0.92 per share. The decrease in FFO was primarily the result of property sales. The following items impacted FFO for the year ended December 31, 2018, compared to the corresponding 2017 period:

•	($0.69) per share from properties sold;

•	($0.05) per share of loss on debt extinguishment;

•	($0.02) per share of income tax expense;

•	$0.21 per share of interest expense savings;

•	$0.17 per share of increase in interest and other income (net of $0.05 per share of losses from the sale of securities and the sale of a mortgage note receivable);

•	$0.03 per share of general & administrative expense savings; and

•	$0.03 per share from same properties.

Normalized FFO for the year ended December 31, 2018 was $85.4 million, or $0.69 per share. This compares to Normalized FFO for the year ended December 31, 2017 of $103.3 million, or $0.83 per share. The following items impacted Normalized FFO for the year ended December 31, 2018, compared to the corresponding 2017 period:

•	($0.67) per share from properties sold;

•	$0.22 per share of increase in interest income;

•	$0.21 per share of interest expense savings;

•	$0.06 per share from same properties; and

•	$0.03 per share of general & administrative expense savings.

The weighted average number of diluted common shares outstanding when calculating net income or loss per share for the year ended December 31, 2018 was 123,384,813 shares, compared to 125,128,772 for the year ended December 31, 2017.

Same property results for the year ended December 31, 2018
The company’s same property portfolio at the end of the year consisted of 10 properties totaling 5.1 million square feet. Operating results were as follows:

•	Same property NOI increased 3.4% when compared to the same period in 2017;

•	Same property cash NOI increased 11.8% when compared to the same period in 2017;

•	The company entered into leases for approximately 976,000 square feet, including new leases for approximately 757,000 square feet and renewal leases for approximately 219,000 square feet;

•	GAAP rental rates on new and renewal leases were 14.8% higher compared to prior GAAP rental rates for the same space; and

•	Cash rental rates on new and renewal leases were 3.4% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio includes properties continuously owned from January 1, 2017 through December 31, 2018.

Significant events during the quarter ended December 31, 2018

•
The company sold 97 Newberry Road, a 289,000 square foot industrial property, in East Windsor, Connecticut, for a gross sale price of $7.1 million. In connection with the sale, the company repaid the outstanding $4.9 million, 5.7% mortgage loan on the property and incurred $0.5 million of prepayment costs.

•	The company paid a special, one-time cash distribution of $2.50 per share on October 23, 2018 to shareholders of record on October 9, 2018.

•	The company determined not to extend its $750 million unsecured revolving credit facility, which was terminated on December 26, 2018.

Significant events during the year ended December 31, 2018

•
The company sold seven properties totaling 4,405,000 square feet, for a gross sales price of $1.0 billion, at a weighted average cap rate in the high-5% range. Proceeds after credits for capital, contractual lease costs, and rent abatement were $988.3 million.

•	The company repaid $579.9 million of debt with a weighted average coupon of 4.0%.

•
The company repurchased approximately 2.97 million of its common shares at an average price of $29.67 per share for a total investment of $88.1 million. The company has $130.9 million authorized for future share repurchases.

Subsequent Events

•
On January 29, 2019, the company entered into a contract to sell its 1,287,000 square foot office property at 1735 Market Street in Philadelphia, PA, for a gross sale price of $451.6 million. Proceeds after credits for capital costs, contractual lease costs, and rent abatements are expected to be approximately $435.6 million. The closing is expected to occur on or before March 27, 2019. This transaction is subject to customary closing conditions and extensions, and there is no certainty that it will close.

•	The company currently has three properties totaling 2.7 million square feet for sale, including 1735 Market Street.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss fourth quarter and full year results on Thursday, February 14, 2019, at 9:00 A.M. CST. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Fourth Quarter 2018 Supplemental Operating and Financial Data is available for on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. As of December 31, 2018, EQC’s same property portfolio comprised 10 properties and 5.1 million square feet.

Regulation FD Disclosures
We intend to use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, any statements regarding marketing the company’s properties for sale, consummating any sales, and future share repurchases. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Any forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31, 2018	December 31, 2017
ASSETS
Real estate properties:
Land	$135,142	$191,775
Buildings and improvements	1,004,500	1,555,836
	1,139,642	1,747,611
Accumulated depreciation	(375,968)	(450,718)
	763,674	1,296,893
Assets held for sale	—	97,688
Acquired real estate leases, net	275	23,847
Cash and cash equivalents	2,400,803	2,351,693
Marketable securities	249,602	276,928
Restricted cash	3,298	8,897
Rents receivable, net of allowance for doubtful accounts of $4,974 and $4,771, respectively	51,089	93,436
Other assets, net	62,031	87,563
Total assets	$3,530,772	$4,236,945

LIABILITIES AND EQUITY
Senior unsecured debt, net	$248,473	$815,984
Mortgage notes payable, net	26,482	32,594
Liabilities related to properties held for sale	—	1,840
Accounts payable, accrued expenses and other	62,368	74,956
Rent collected in advance	9,451	11,076
Total liabilities	$346,774	$936,450

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 121,572,155 and 124,217,616 shares issued and outstanding, respectively	1,216	1,242
Additional paid in capital	4,305,974	4,380,313
Cumulative net income	2,870,974	2,596,259
Cumulative other comprehensive loss	(342)	(95)
Cumulative common distributions	(3,420,548)	(3,111,868)
Cumulative preferred distributions	(693,736)	(685,748)
Total shareholders' equity	3,182,801	3,299,366
Noncontrolling interest	1,197	1,129
Total equity	$3,183,998	$3,300,495
Total liabilities and equity	$3,530,772	$4,236,945

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$31,527	$54,672	$144,425	$270,320
Tenant reimbursements and other income	11,398	16,951	52,597	70,251
Total revenues	$42,925	$71,623	$197,022	$340,571

Expenses:
Operating expenses	$15,539	$30,674	$79,916	$141,425
Depreciation and amortization	10,830	18,738	49,041	90,708
General and administrative	8,973	12,033	44,439	47,760
Loss on asset impairment	—	—	12,087	19,714
Total expenses	$35,342	$61,445	$185,483	$299,607

Operating income	$7,583	$10,178	$11,539	$40,964

Interest and other income, net	15,741	8,393	46,815	26,380
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $548, $789, $2,553 and $3,135, respectively)	(5,035)	(10,796)	(26,585)	(52,183)
Loss on early extinguishment of debt	(719)	(227)	(7,122)	(493)
(Loss) gain on sale of properties, net	(1,608)	(29,172)	251,417	15,498
Income (loss) before income taxes	15,962	(21,624)	276,064	30,166
Income tax (expense) benefit	(540)	55	(3,156)	(500)
Net income (loss)	$15,422	$(21,569)	$272,908	$29,666
Net (income) loss attributable to noncontrolling interest	(5)	8	(95)	(10)
Net income (loss) attributable to Equity Commonwealth	$15,417	$(21,561)	$272,813	$29,656
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
Net income (loss) attributable to Equity Commonwealth common shareholders	$13,420	$(23,558)	$264,825	$21,668

Weighted average common shares outstanding — basic (1)	121,749	124,293	122,314	124,125
Weighted average common shares outstanding — diluted (1)	123,376	124,293	123,385	125,129

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$0.11	$(0.19)	$2.17	$0.17
Diluted	$0.11	$(0.19)	$2.15	$0.17

(1)
Weighted average common shares outstanding for the three months and year ended December 31, 2018 includes 203 and 308 unvested, earned RSUs, respectively. Weighted average common shares outstanding for the three months and year ended December 31, 2017 includes 133 and 33 unvested, earned RSUs, respectively.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Calculation of FFO
Net income (loss)	$15,422	$(21,569)	$272,908	$29,666
Real estate depreciation and amortization	10,518	18,442	47,816	89,519
Loss on asset impairment	—	—	12,087	19,714
Loss (gain) on sale of properties, net	1,608	29,172	(251,417)	(15,498)
FFO attributable to Equity Commonwealth	27,548	26,045	81,394	123,401
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
FFO attributable to EQC common shareholders and unitholders	$25,551	$24,048	$73,406	$115,413

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$25,551	$24,048	$73,406	$115,413
Lease value amortization	(22)	295	54	1,774
Straight line rent adjustments	(986)	(1,938)	(4,971)	(14,425)
Loss on early extinguishment of debt	719	227	7,122	493
Loss on sale of securities	—	—	4,987	—
Loss on sale of real estate mortgage receivable	—	—	2,117	—
Income taxes related to gains on property sales	228	—	2,726	—
Normalized FFO attributable to EQC common shareholders and unitholders	$25,490	$22,632	$85,441	$103,255

Weighted average common shares and units outstanding -- basic (1)	121,794	124,336	122,358	124,163
Weighted average common shares and units outstanding -- diluted (1)	123,421	124,932	123,429	125,129
FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.21	$0.19	$0.60	$0.93
FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.21	$0.19	$0.59	$0.92
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.21	$0.18	$0.70	$0.83
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.21	$0.18	$0.69	$0.83

(1)
Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months and year ended December 31, 2018, include 45 and 44 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only). Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months and year ended December 31, 2017, include 43 and 38 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only).

We compute FFO in accordance with standards established by NAREIT. NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from NAREIT’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to EQC common shareholders, operating income (loss) and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to EQC common shareholders, operating income (loss) or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders, operating income (loss) and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental income	$31,527	$34,138	$35,211	$43,549	$54,672
Tenant reimbursements and other income	11,398	12,735	13,425	15,039	16,951
Operating expenses	(15,539)	(20,257)	(19,521)	(24,599)	(30,674)
NOI	$27,386	$26,616	$29,115	$33,989	$40,949
Straight line rent adjustments	(986)	(1,435)	(1,022)	(1,528)	(1,938)
Lease value amortization	(22)	(4)	(18)	98	295
Lease termination fees	(19)	(395)	(1,557)	(965)	(942)
Cash Basis NOI	$26,359	$24,782	$26,518	$31,594	$38,364
Cash Basis NOI from non-same properties (1)	(1,325)	(405)	(2,259)	(7,966)	(15,274)
Same Property Cash Basis NOI	$25,034	$24,377	$24,259	$23,628	$23,090
Non-cash rental income and lease termination fees from same properties	1,059	1,159	1,147	1,130	1,235
Same Property NOI	$26,093	$25,536	$25,406	$24,758	$24,325

Reconciliation of Same Property NOI to GAAP Operating Income:
Same Property NOI	$26,093	$25,536	$25,406	$24,758	$24,325
Non-cash rental income and termination fees from same properties	(1,059)	(1,159)	(1,147)	(1,130)	(1,235)
Same Property Cash Basis NOI	$25,034	$24,377	$24,259	$23,628	$23,090
Cash Basis NOI from non-same properties (1)	1,325	405	2,259	7,966	15,274
Cash Basis NOI	$26,359	$24,782	$26,518	$31,594	$38,364
Straight line rent adjustments	986	1,435	1,022	1,528	1,938
Lease value amortization	22	4	18	(98)	(295)
Lease termination fees	19	395	1,557	965	942
NOI	$27,386	$26,616	$29,115	$33,989	$40,949
Depreciation and amortization	(10,830)	(11,287)	(13,021)	(13,903)	(18,738)
General and administrative	(8,973)	(10,905)	(11,222)	(13,339)	(12,033)
Loss on asset impairment	—	—	—	(12,087)	—
Operating Income (Loss)	$7,583	$4,424	$4,872	$(5,340)	$10,178

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of properties disposed or classified as held for sale and land parcels.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(amounts in thousands)

	For the Year Ended December 31,
	2018	2017
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental income	$144,425	$270,320
Tenant reimbursements and other income	52,597	70,251
Operating expenses	(79,916)	(141,425)
NOI	$117,106	$199,146
Straight line rent adjustments	(4,971)	(14,425)
Lease value amortization	54	1,774
Lease termination fees	(2,936)	(4,944)
Cash Basis NOI	$109,253	$181,551
Cash Basis NOI from non-same properties (1)	(11,955)	(94,487)
Same Property Cash Basis NOI	$97,298	$87,064
Non-cash rental income and lease termination fees from same properties	4,495	11,350
Same Property NOI	$101,793	$98,414

Reconciliation of Same Property NOI to GAAP Operating Income:
Same Property NOI	$101,793	$98,414
Non-cash rental income and termination fees from same properties	(4,495)	(11,350)
Same Property Cash Basis NOI	$97,298	$87,064
Cash Basis NOI from non-same properties (1)	11,955	94,487
Cash Basis NOI	$109,253	$181,551
Straight line rent adjustments	4,971	14,425
Lease value amortization	(54)	(1,774)
Lease termination fees	2,936	4,944
NOI	$117,106	$199,146
Depreciation and amortization	(49,041)	(90,708)
General and administrative	(44,439)	(47,760)
Loss on asset impairment	(12,087)	(19,714)
Operating Income	$11,539	$40,964

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of properties disposed or classified as held for sale and land parcels.

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from October 1, 2017 through December 31, 2018. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2017 through December 31, 2018. Land parcels and properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, operating income (loss) or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders, operating income (loss) and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.